Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated (i) October 20, 2006, with respect to the combined financial statements of Fortress Operating Group and (ii) December 15, 2006, with respect to the balance sheet of Fortress Investment Group Holdings LLC, both included in Fortress Investment Group LLC’s Registration Statement (Form S-1 No. 333-138514) and related Prospectus filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-8) of Fortress Investment Group LLC pertaining to the Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan.

/s/ Ernst & Young LLP

New York, New York
February 6, 2007